Connetic Venture Capital Access Fund 486BPOS

Exhibit 99.(k)(3)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT (this “Agreement”)

between

Connetic Venture Capital Access Fund (the “Trust”)

and

Connetic RIA, LLC

This Agreement relates to the following series of the Trust:

Fund	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
Connetic Venture Capital Access Fund	2.65%	July 31, 2025	July 31, 2026

IN WITNESS, WHEREOF, the parties hereto have caused this Amended Schedule A to be executed on their behalf by their duly authorized officers as of the date noted above.

Connetic Venture Capital Access Fund

By:	/s/ Brad Zapp
Name:	Brad Zapp
Title:	President

Connetic RIA, LLC

By:	/s/ Brad Zapp
Name:	Brad Zapp
Title:	Chief Executive Officer